Exhibit 2.3

CLOSING AGREEMENT

This Closing Agreement (this “Agreement”) is made and entered into this 16th day of December, 2015, by and among HUSKY VENTURES, INC., an Oklahoma corporation (“Husky”), SILVERSTAR OF NEVADA, INC., a Nevada corporation (“Silverstar”), MAXIMUS EXPLORATION, LLC, an Oklahoma limited liability company (“Maximus”), and ATWOOD ACQUISITIONS, LLC, an Oklahoma limited liability company (“Atwood”, and together with Husky, Silverstar and Maximus, collectively, “Sellers” and each, a “Seller”) and GASTAR EXPLORATION INC., a Delaware corporation (“Buyer”).  Capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms in the PSA.

RECITALS

The Parties entered into that certain Purchase and Sale Agreement dated October 14, 2015 by and among the Parties (as it may be amended, restated, supplemented or otherwise modified from time to time, the “PSA”).

The Parties desire to memorialize certain mutual agreements relating to the Closing of the transactions contemplated by the PSA, including, but not limited to, amendments to the PSA to allow Sellers’ to sell and Buyer to purchase all of Sellers’ right, title and interest in the oil and gas leases being assigned without reservation of any overriding royalty interest by Sellers, as expressly set forth below.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.	Conveyance of the Previously Reserved Override
A.	A new defined term “Minimum Net Revenue Interest” is hereby added to Appendix I- Defined Terms of the PSA as follows:

“Minimum Net Revenue Interest” means, individually, (i) with respect to the Chisholm Trail Prospect, a Net Revenue Interest equal to 78% (proportionately reduced), (ii) with respect to the Chisholm Trail- Chesapeake Prospect, a Net Revenue Interest equal to 78% (proportionately reduced), (iii) with respect to Prairie Grove 19-9 Prospect, a Net Revenue Interest equal to 79% (proportionately reduced), except to the extent forth on Exhibit A-1 or Exhibit A-2, and (iv) with respect to Prairie Grove-Chesapeake 19-9 Prospect, a Net Revenue Interest equal to 79% (proportionately reduced), except to the extent forth on Exhibit A-1 or Exhibit A-2

B.	The definition of “Defensible Title” in the PSA is hereby deleted in its entirety and amended and replaced as follows:

“Defensible Title” means title deducible of record (taking into account any Seller’s outstanding obligation to assign any of its right, title, and interest in the Assets, by contract or otherwise) which, as of the Title Defect Claim Date: (i) entitles Sellers to receive Hydrocarbons within, produced, saved and marketed from the Wells and Leases throughout the duration of the productive life of such Wells or Leases except for (a) decreases resulting from the establishment or amendment of involuntary pools or units, and (b) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries to the extent set forth on Exhibit A-1 or Exhibit A-2, at a Net Revenue Interest not less than Seller’s Net Revenue Interest set forth on Exhibit A-1, or Exhibit A-2, as applicable, but in any event not less than the Minimum Net Revenue Interest. (ii) with respect to the Wells and Leases, obligates Sellers to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, of each Well or Lease not greater than the working interest shown in Exhibit A-1 or Exhibit A-2, as applicable without increase throughout the productive life of such Wells, except for (a) increases that are accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (c) as otherwise shown on Exhibit A-1 or Exhibit A-2, as applicable; (iii) with respect to each Lease, entitles Sellers through the life of such Lease to at least the aggregate number of Net Mineral Acres shown on Exhibit A-1 for such Lease; and (iv) is free and clear of all Encumbrances other than Permitted Encumbrances

C.	Section 2.1(a) of the PSA is hereby deleted in its entirety and amended and replaced as follows:

Section 2.1(a):  all oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, assignments, term assignments, net profit interests, payments out of production, carried interests, reversionary rights, contractual rights to production or other interests in Hydrocarbons (other than fee mineral interest or lessor royalty interests ~~or overriding royalty interests~~) in, under, or that may be produced from or attributable to lands located in the Chisholm Trail Prospect, the Chisholm Trail-Chesapeake Prospect, the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect, including (A) the oil and gas leases described in Exhibit A-1, and (B) for the avoidance of doubt, any overriding royalty interests owned by Husky as of the Effective Time or acquired by Husky between the Effective Time and 12:01 a.m. on the day of Closing, in each case, after giving effect to the Notice And Clarification attached to the Closing Agreement as Exhibit “C”, together with any and all other right, title and interest of Sellers in and to the leasehold estates or other rights and interests created by any of the foregoing, subject to the terms, conditions, covenants and obligations set forth in such leases (all such leases and interests, collectively, the “Leases”) and;

D.	Section 2.3 of the PSA, the definition of “Reserved Overrides”, and all references to “Reserved Overrides” in the PSA are hereby deleted in their entirety.
E.	The words “less and except the Reserved Override” in Section 10.1(c) of the PSA are hereby deleted.
F.

The words “(n) the Reserved Override” in the definition of “Excluded Assets” in the PSA are hereby deleted and replaced with “(n) subject to the provisions of Section 6.16 and without limiting any of Buyer’s remedies with respect to the applicable Title Defects, any and all overriding royalty interest owned by Charles V. Long, Magnum Minerals, LLC or McGreggor Royalties, LLC” as of the Effective Time, or other overriding royalty interests conveyed pursuant to the assignments of overriding royalty interests attached hereto as Annex III.  Notwithstanding the effective date of the Assignment from Sellers to Buyer under the PSA, the assignments of overriding royalty interest from Husky set forth on Annex III shall be given full force and effect after giving effect to the Notice and Clarification and shall be treated as overriding royalty burdens for purposes of determining the Husky Override set forth in Clause J below.  To the extent any conveyances of overriding royalty interest to Charles V. Long, Jr., Magnum Minerals, LLC or McGreggor Royalties, LLC, including those set forth on Annex III, would cause Sellers to be unable to deliver the Minimum Net Revenue Interest, such overriding royalty interest shall be reconveyed to Sellers no later than 10 days prior to the expiration of the Cure Period.

G.	The words “and the Reserved Override” in the definition of “Net Revenue Interest” in the PSA are hereby deleted.
H.	Exhibit B to the PSA is hereby deleted in its entirety and amended and replaced with Exhibit B to this Agreement.
I.

For the avoidance of doubt, the assignment by Husky to Buyer of all overriding royalty interests owned by Husky shall take place at Closing, but the Base Value (without adjustments) for the Husky Override (as defined below) shall be deposited into the Escrow Account and paid to Husky in accordance with the Final Settlement Statement.

J.

The term “Husky Override” as used herein shall mean, with respect to each applicable Lease or Well, (i) the overriding royalty interests owned of record by Husky plus (ii) the Husky Special Net Revenue Interest (after giving effect to any reduction as a result of satisfying Husky’s obligation (A) to deliver net revenue interests to third parties accrued prior to the Closing and (B) deliver net revenue interest to Buyer to satisfy the Minimum Net Revenue Interest requirement).    The “Husky Special Net Revenue Interest” as used herein shall mean (i) with respect to any Well or Lease located within Chisholm Trail Prospect and the Chisholm-Trail Chesapeake Prospect, a Net Revenue Interest that is equal to the positive difference between 22% and the existing royalty, overriding royalty and other leasehold burdens affecting Husky’s interest in the Leases attributable to Chisholm Trail Prospect and Chisholm-Trail Chesapeake Prospect  (proportionately reduced) and (ii) with respect to any Well or Lease located within the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect, the Net Revenue Interest that is equal to the positive difference between 21% and the existing royalty, overriding royalty and other leasehold burdens affecting Husky’s interest in the Leases attributable to the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect (proportionately reduced). By way of example, where a Lease with existing royalty and overriding royalty burdens of 20% is conveyed to Buyer under the PSA and the applicable Minimum Net Revenue Interest is 78% for such lease the Husky Override would be (22% - 20% = 2% Husky Override).  The consideration for the aggregate amount of all Husky Overrides shall be calculated using the following methodology:

1.

The Parties hereby agree that the base purchase price of $1,600,000.00 for the Husky Override was determined as if the Husky Override equals 1% (on an 8/8th basis) on all of Husky’s Assets described on Exhibit A-1 and Exhibit A-2 to the PSA (the “Base Value”), proportionately adjusted either upwards or downwards.  As between the Wells, developed Leases and undeveloped Leases, the Base Value shall be apportioned in the same percentage as the percentage of the aggregate Allocated Values designated to the Wells, developed Leases and undeveloped Leases under the PSA.  The Parties understand and agree that the Base Value shall be based on Sellers’ actual record title overriding royalty ownership as allocated to each of the Wells, and allocated to the developed Leases or undeveloped Leases on a net acre basis.

2.

On or prior to the expiration of the Cure Period, Buyer shall prepare and deliver to Husky, using and based upon the Base Value, an allocation statement with respect to the Husky Override and the aggregate purchase price for the Husky Override, (the “Husky Override Purchase Price”) together with reasonable supporting documentation used by Buyer in such calculation (“Husky Override Purchase Price Statement”).

3.

Husky will have until 5:00 p.m. Central Time on the date that is ten days from the date of its receipt of the Husky Override Purchase Price Statement to review such statement and to provide written notice to Buyer of any objections to any items on the statement.  Husky’s notice will clearly identify the item(s) objected to and the reasons and support for the objection(s).

4.

Any changes not so specified in the notice shall be deemed waived and Buyer’s determinations with respect to all such elements of the Husky Override Purchase Price Statement that are not addressed specifically in the notice shall prevail.  If Husky fails to timely deliver a notice to Buyer containing changes Husky proposes to be made to the Husky Override Purchase Price Statement, the Husky Override Purchase Price Statement as delivered by Buyer will be deemed to be correct and will be final and binding on the Parties.

5.

Buyer and Husky shall attempt to agree on the amount of the Husky Override Purchase Price prior to the Final Settlement Date.  If Buyer and Husky are unable to agree by the Final Settlement Date, the Husky Override Purchase Price proposed by Buyer shall be used to prepare the Final Settlement Statement and any dispute with respect to the same shall be exclusively and finally resolved pursuant to Section 3.6 of the PSA.

K.	For the avoidance of doubt, Buyer reserves all of its rights under Section 6.16 of the PSA.
II.	Outstanding Invoices.
A.

By 5:00 p.m. Central Time on Tuesday December 15, 2015, Husky has delivered to the Bank of Oklahoma Annex I attached hereto, which contains a list of checks made out to vendors for outstanding invoices with respect to the Assets (“Payoff Checks”).

B.

Husky currently maintains that certain bank account with the Bank of Oklahoma having the account number 308776176 with the following ABA routing number: 103900036.  Such account shall have been converted prior to Closing into a credits-only account that will be used solely for the payment of the Payoff Checks (“Positive Pay Account”) and the Bank of Oklahoma shall have confirmed such arrangement to Buyer’s satisfaction prior to Closing.

C.	Buyer shall deliver $5,148,902.52 (the “Outstanding Invoices Amount”), which represents the total amount of invoices set forth on Annex I, into the Positive Pay Account.

D.	The definition of “Closing Cash Payment” in Section 3.1 of the PSA is hereby deleted in its entirety and amended and replaced as follows:

The Adjusted Purchase Price (minus (i) the Deposit and any earnings thereon prior to the Closing Date, (ii) the Outstanding Invoices Amount, and (iii) any amount to be deposited into escrow pursuant to Sections 10.1(b), 10.2 and 10.4), as determined at Closing

E.

The Parties hereby acknowledge and agree that the Bank of Oklahoma will authorize the Payoff Checks on Annex I as they post to the Positive Pay Account, it being the intent of the Parties that no other amounts be withdrawn from the Positive Pay Account for any reason.

III.

Schlachter/B-55 Properties.  Notwithstanding anything else to the contrary in the PSA, including Section 6.12 of the PSA, with respect to those Assets affected by the Schlachter Encumbrance and the B-55 Encumbrance (the “Schlachter/B-55 Properties”), at Closing (i) the Schlachter/B-55 Properties shall be assigned to Buyer, (ii) Sellers are not required to obtain the release of either the Schlachter Encumbrance or the B-55 Encumbrance prior to the Closing and (ii) Buyer shall deposit into the Escrow Account an amount equal to (x) $125,990.87, which represents the Title Defect Amount for the Assets affected by the Schlachter Encumbrance and (y) $589,415.00, which represents the Title Defect Amount for the Assets affected by the B-55 Encumbrance (collectively, the “Schlachter/B-55 Amount”).  The applicable Schlacter/B-55 Amount shall be released from escrow upon (A) the release of the Schlachter Encumbrance and/or the B-55 Encumbrance, and (B) Buyer’s receipt of evidence of such releases.  Provided, however, if the Schlachter Encumbrance or the B-55 Encumbrance have not be released on or before December 16, 2016, Buyer shall, within five days of such date, elect in its sole discretion to either (i) reassign to Husky that portion of the Schlachter/B-55 Properties affected by the unreleased Schlachter Encumbrance or the B-55 Encumbrance with an effective date of July 1, 2015 in which case Buyer shall be entitled to receive the applicable Schlacter/B-55 Amount from escrow, or (ii) release from escrow the applicable Schlacter/B-55 Amount to Husky and retain the Schlachter/B-55 Properties.

IV.	Clarification and Notice.
A.	A new Section 8.3(r) is hereby added to the PSA as follows:

(r)Seller shall execute, acknowledge and deliver a Clarification and Notice, in the form attached as Annex II to that certain Closing Agreement by and among the Parties dated December 16, 2015.

The Parties acknowledge and agree that this Closing Agreement constitutes a written instrument executed by the Parties, and fulfills the requirements of an amendment contemplated by Section 13.8 of the PSA.  The Parties hereby ratify and confirm the PSA as amended hereby.  Except as expressly provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Closing Agreement. The execution of this amendment does not waive any rights afforded to the Parties in Article XI of the PSA and the Parties expressly retain such rights.

This Closing Agreement and the PSA constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations or discussions, and any prior agreements or understandings relating to the subject matter hereof.  This Closing Agreement may not be amended, supplemented or otherwise modified except in a writing executed by all Parties hereto.

The Parties agree that Section 13.10 of the PSA shall govern with respect to this Closing Agreement and to any claim, controversy or dispute arising under or related to this Closing Agreement or to the transactions contemplated hereby or the rights, duties and relationship of the Parties hereto and thereto, and that the terms and provisions of said section are hereby incorporated into this Closing Agreement by reference and shall apply mutatis mutandis.

Husky and Silverstar shall be jointly and severally liable for all of their respective obligations under this Closing Agreement and the remaining Sellers shall be severally liable (and not jointly liable) for their respective obligations under this Closing Agreement.

This Closing Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Closing Agreement as of the date first set forth above.

SELLERS:

HUSKY VENTURES, INC.

By:/s/Charles V. Long

Name:Charles V. Long, Jr.

Title:President

SILVERSTAR OF NEVADA, INC.

By:/s/Charles V. Long

Name:Charles V. Long, Jr.

Title:President

MAXIMUS EXPLORATION, LLC

By:/s/ Gregg McDonald

Name:Gregg McDonald

Title:Manager

ATWOOD ACQUISITIONS, LLC

By:s/Charles V. Long

Name:Charles V. Long, Jr.

Title:Director

[Signature Page to Closing Agreement]

BUYER:

GASTAR EXPLORATION INC.

By:/s/ Henry J. Hansen

Name:Henry J. Hansen

Title:Vice President, Land

THUNDERBIRD:

THUNDERBIRD MIDSTREAM, LLC

(solely for the purposes of Section 6.5, Section 6.13, and Section 8.3(p) of the PSA)

By:s/Charles V. Long

Name:Charles V. Long, Jr.

Title:Chief Executive Officer

MCGREGGOR ROYALTIES, LLC

By:/s/Gregg McDonald

Name:Gregg McDonald

Title:Manager

CHARLES V. LONG, JR.

By:s/Charles V. Long

MAGNUM MINERALS, LLC

By:s/Charles V. Long

Name:Charles V. Long, Jr.

Title:Manager

[Signature Page to Closing Agreement]

Annex I

[See attached]

Annex I

Annex II

[See attached]

Annex II

Annex III

[See attached]

Annex III

Exhibit B

[See attached]

Exhibit B